Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:



We consent to the incorporation by reference in the Registration Statement No. 333-52874 on form S-3 and Nos. 33-42278 and 33-50039 on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated August 8, 2001, relating to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries as of June 27, 2001 and June 28, 2000; and the related consolidated statements of operations, shareholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three year period ended June 27, 2001, which reports appear in the June 27, 2001 annual report on Form 10-K of Winn-Dixie Stores, Inc.



                                                                    KPMG LLP



Jacksonville, Florida
August 8, 2001